Exhibit 1

Date: 26 October 2004
Release Number: 2004–36

ORBIT Act Amendment Becomes Law

Pembroke, Bermuda, 26 October 2004 – Intelsat today announced that on October 25, 2004 an amendment to the Open-Market Reorganization for the Betterment of International Telecommunications Act (ORBIT Act) became law. The Act had previously required Intelsat to dilute the ownership interests of its former signatories through an initial public offering (“IPO”). The amendment permits Intelsat to comply with the dilution objectives of the ORBIT Act by means other than an IPO.

Conny Kullman, CEO of Intelsat, stated, “This change in the law was a wise decision by Congress, ensuring that a stated purpose of the ORBIT Act is achieved while at the same time allowing us the flexibility to determine the form of transaction that is most appropriate for our company. Intelsat’s acquisition by the private equity consortium backing Zeus Holdings Limited is expected to be complete within a few months, after which we believe our company will have fully satisfied the requirements of the ORBIT Act. Additionally, if the FCC determines that we have met the criteria set forth in the amended ORBIT Act, we will no longer expect to face ORBIT-related licensing restrictions, allowing us the freedom to sell and develop our services, including DTH. This will put Intelsat on a more level playing field with our competitors while offering customers more high-quality choices when procuring DTH platforms.”

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, visit www.intelsat.com.

Intelsat Contact:

Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s expectation that its acquisition by the private equity consortium backing Zeus Holdings Limited will be completed within a few months, Intelsat’s belief that it will have fully satisfied the requirements of the ORBIT Act after the completion of this transaction and Intelsat’s belief that it will no longer face ORBIT-related licensing restrictions, including those relating to the provision of capacity for direct-to-home services, if the FCC determines that Intelsat has met the criteria set forth in the ORBIT Act, as amended. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. In connection with the acquisition of Intelsat by Zeus Holdings Limited, known risks include, but are not limited to, the inability to obtain required regulatory approvals or the need to modify aspects of the transaction in order to obtain such approvals and the inability to complete the transaction. Detailed information about some of the known risks relating to Intelsat’s business is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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